Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 22, 2025

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2025

Andover, Mass., July 22, 2025 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2025. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Product revenues, licensing income and a patent litigation settlement for the second quarter ended June 30, 2025 totaled $141.0 million, a 64.3% increase from $85.9 million for the corresponding period a year ago, and a 50.1% sequential increase from $94.0 million in the first quarter of 2025.

Gross margin increased to $92.1 million for the second quarter of 2025, compared to $42.8 million for the corresponding period a year ago, and increased sequentially from $44.4 million for the first quarter of 2025. Gross margin, as a percentage of revenue, increased to 65.3% for the second quarter of 2025, compared to 49.8% for the corresponding period a year ago, and increased from 47.2% for the first quarter of 2025. Operating expenses increased to $46.7 million for the second quarter of 2025, compared to $42.6 million for the corresponding period a year ago, and increased sequentially from $44.5 million for the first quarter of 2025.

Net income for the second quarter was $41.2 million, or $0.91 per diluted share, compared to a net loss of ($1.2) million or ($0.03) per diluted share, for the corresponding period a year ago and net income of $2.5 million, or $0.06 per diluted share, for the first quarter of 2025.

Cash flow from operations totaled $65.2 million for the second quarter, compared to cash flow from operations of $15.6 million for the corresponding period a year ago, and cash flow from operations of $20.1 million in the first quarter of 2025. Capital expenditures for the second quarter totaled $6.2 million, compared to $6.1 million for the corresponding period a year ago and $4.6 million for the first quarter of 2025. Cash and cash equivalents as of June 30, 2025 increased 14.3% sequentially to approximately $338.5 million compared to approximately $296.1 million as of March 31, 2025.

Backlog for the second quarter ended June 30, 2025 totaled $155.2 million, a 0.9% increase from $153.8 million for the corresponding period a year ago, and 9.6% sequential decrease from $171.7 million at the end of the first quarter of 2025.

Commenting on second quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Having brought to fruition our first ITC action with cease-and-desist and exclusion orders, we are pursuing additional actions to curtail importation into the US of infringing power and computing systems sourced from contract manufacturers by unlicensed OEMs and Hyper-scalers.”

“As importantly, we are bringing to fruition high performance ChiPs and 2nd gen VPD for AI applications, which should increase product revenues and utilization of our first ChiP fab. Total revenues and margins will thus reflect many patented innovations in the state of the art of high density power systems.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 22, 2025 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on July 22, 2025. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2024, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	JUN 30, 2025	JUN 30, 2024	JUN 30, 2025	JUN 30, 2024
Product revenue	$85,693	$76,583	$168,899	$152,275
Royalty revenue	10,353	9,271	21,115	17,451
Patent litigation settlement	45,000	—	45,000	—

Total product revenue, royalty revenue and patent litigation settlement	141,046	85,854	235,014	169,726
Cost of product revenues	48,918	43,083	98,521	81,832

Gross margin	92,128	42,771	136,493	87,894
Operating expenses:
Selling, general and administrative	27,952	23,318	53,089	49,317
Research and development	18,791	16,939	38,168	34,978
Litigation-contingency expense	—	2,300	—	19,500

Total operating expenses	46,743	42,557	91,257	103,795

Income (loss) from operations	45,385	214	45,236	(15,901)
Other income (expense), net	3,657	2,807	6,791	5,531

Income (loss) before income taxes	49,042	3,021	52,027	(10,370)
Less: Provision for income taxes	7,842	4,216	8,266	5,287

Consolidated net income (loss)	41,200	(1,195)	43,761	(15,657)
Less: Net income attributable to noncontrolling interest	8	1	30	12

Net income (loss) attributable to Vicor Corporation	$41,192	($1,196)	$43,731	($15,669)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.92	($0.03)	$0.97	($0.35)
Diluted	$0.91	($0.03)	$0.97	($0.35)
Shares outstanding:
Basic	45,007	44,855	45,112	44,686
Diluted	45,077	44,855	45,286	44,686

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUN 30, 2025 (Unaudited)	DEC 31, 2024 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$338,541	$277,273
Accounts receivable, net	55,085	52,948
Inventories	95,493	106,032
Other current assets	25,662	26,781

Total current assets	514,781	463,034
Long-term deferred tax assets	281	261
Long-term investment, net	2,584	2,641
Property, plant and equipment, net	154,285	152,705
Other assets	21,578	22,477

Total assets	$693,509	$641,118

Liabilities and Equity
Current liabilities:
Accounts payable	$16,805	$8,737
Accrued compensation and benefits	13,351	10,852
Accrued expenses	3,351	6,589
Accrued litigation	27,563	26,888
Sales allowances	2,639	1,667
Short-term lease liabilities	1,699	1,716
Income taxes payable	2,926	59
Short-term deferred revenue and customer prepayments	5,506	5,312

Total current liabilities	73,840	61,820
Long-term income taxes payable	4,809	3,387
Long-term lease liabilities	5,994	5,620

Total liabilities	84,643	70,827
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	420,385	408,187
Retained earnings	346,534	302,803
Accumulated other comprehensive loss	(1,291)	(1,495)
Treasury stock	(157,033)	(139,424)

Total Vicor Corporation stockholders’ equity	608,595	570,071
Noncontrolling interest	271	220

Total equity	608,866	570,291

Total liabilities and equity	$693,509	$641,118